UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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VOXX International Corporation
(Name of Registrant as Specified in Its Charter)

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180 Marcus Boulevard
Hauppauge, NY 11788

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 23, 2015

Dear Shareholder:

You are cordially invited to the annual meeting of the shareholders of VOXX International Corporation ("Voxx" or the "Company") which will be held at the Company’s offices, 150 Marcus Boulevard, Hauppauge, New York 11788 on Thursday, July 23, 2015 at 10:00 a.m. EDT, for the following purposes:

1.	To elect as directors the eight nominees named in the accompanying proxy statement to hold office until the 2016 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To ratify the Audit Committee's engagement of Grant Thornton LLP as the Company's independent registered public accounting firm for our fiscal year ending February 29, 2016.

In their discretion, the proxies are authorized to vote, as described in the accompanying proxy statement, upon any other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record as of the close of business on May 29, 2015 are authorized to receive notice of, and to vote their shares at the annual meeting or any adjournment thereof.

As detailed in the Proxy Statement, you may vote your shares via the Internet, by telephone, by mail or by written ballot at the annual meeting. Voting your shares via the Internet is the most cost-effective method. If your shares are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the annual meeting, we encourage you to vote your shares promptly using one of the methods discussed above. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

We hope to see many of you at our meeting in Hauppauge, New York.

BY ORDER OF THE BOARD OF DIRECTORS,

CHRIS LIS JOHNSON
Corporate Secretary

Hauppauge, New York
June 10, 2015

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 23, 2015. The Proxy Statement and the Form 10-K of the Company are available at http://www.proxyvote.com.

Please vote your shares promptly.

VOXX INTERNATIONAL CORPORATION
180 MARCUS BOULEVARD
HAUPPAUGE, NEW YORK 11788
631-231-7750

ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, JULY 23, 2015

PROXY STATEMENT

This proxy statement contains information about the annual meeting of shareholders of VOXX International Corporation. The accompanying proxy is solicited by the Board of Directors on behalf of the Company which is paying the full costs of the solicitation.

2015 Annual Meeting

The annual meeting of shareholders of VOXX International Corporation will be held at 10:00 a.m. EDT on July 23, 2015 at VOXX International Corporation, 150 Marcus Boulevard, Hauppauge, NY 11788.

At the annual meeting, you will be asked:

•
to elect the eight nominees for director to the Board of Directors to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified; and,

•	to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending February 29, 2016.

The Board of Directors knows of no other matters to be presented for action at the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters in accordance with their best judgment.

Internet Availability of Proxy Materials

Proxy materials are being furnished to shareholders via the Internet on or about June 10, 2015 rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. This proxy statement and the Company's 2015 Annual Report on Form 10-K are available at www.proxyvote.com. Internet distribution of proxy materials is designed to expedite receipt by shareholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you would like to receive proxy materials for the annual meeting or for future shareholder meetings, you may request printed copies as follows:

•	By telephone: call 1-800-579-1639 free of charge and follow the instructions;

•	By Internet: go to www.proxyvote.com and follow the instructions; or

•
By e-mail: send an email message to sendmaterial@proxyvote.com. Please send a blank e-mail and put the 12 digit control number located in your Notice of Internet Availability of Proxy Materials in the subject line.

Solicitation and Voting of Proxies

Only shareholders of record at the close of business on May 29, 2015 (the "Record Date") will be entitled to notice of and to vote at the annual meeting or any adjournment thereof. At the close of business on the Record Date, there were 21,906,994 outstanding shares of our Class A common stock, par value $.01 per share, and 2,260,954 outstanding shares of our Class B common stock, par value $.01 per share. At the annual meeting, each share of Class A common stock is entitled to one vote (whether in person or by proxy or pursuant to a shareholders' consent) and each share of Class B common stock is entitled to ten votes (whether in person or by proxy or pursuant to a shareholders' consent).

Class A directors are elected by the affirmative vote of a plurality of the votes of the Class A shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. The Class A and B directors are elected by the Class A and Class B shareholders voting together. The ratification of the appointment of the independent registered public accounting firm must be approved by holders of a majority of the Class A and B shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

Mr. John J. Shalam, our Chairman of the Board, controls in excess of 50% of all outstanding votes and he intends to vote his shares to approve all of the matters to be voted upon at the meeting that are described in this proxy statement.

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of Common Stock beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners.

Quorum Requirement and Votes Required

The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the record date is necessary to constitute a quorum at the annual meeting. If your shares of VOXX Class A Common Stock are held by a broker, bank or other nominee, you will receive instruction from them on how to vote your shares. Abstentions and broker non-votes are treated as present at the meeting and are therefore counted to determine a quorum. The annual meeting may be adjourned by a majority of the votes cast upon the question, whether or not a quorum is present. If a quorum is not present, the Chairman of the meeting may adjourn the meeting to another place, date or time, without notice other than announcement at the meeting. At any adjourned meeting, any business may be transacted that might have been transacted at the annual meeting as originally notified.

If you hold shares of VOXX Class A Common Stock in your own name, you may give instructions on how your shares are to be voted by following the telephone or internet voting procedures described on the proxy card, or, if you received a printed copy of the proxy materials, by marking, signing, dating, and returning the enclosed proxy card in the accompanying postage paid envelope.

A proxy, when properly completed and not revoked, will be voted in accordance with its instructions. If no voting instructions on a particular matter are given on a properly submitted and unrevoked proxy, the shares represented by the proxy will be voted on that particular matter as follows:

•	FOR the election as directors of the eight nominees named in this proxy statement under the caption "Nominees"; and,

•	FOR the ratification of the appointment by the Audit Committee of Grant Thornton LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending February 29, 2016.

Board Recommendation

The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed in the proxy card and described in this proxy statement.

Voting Your Shares

The Board of Directors is soliciting proxies from our shareholders. By completing and returning the accompanying proxy, you will be authorizing Patrick M. Lavelle and Charles M. Stoehr to vote your shares. If your proxy is properly signed and dated it will be voted as you direct. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. You may also vote your shares by mail, telephone or by the Internet as described on your proxy card.

Changing Your Vote By Revoking Your Proxy

Your proxy may be revoked at any time before it is voted at the annual meeting by giving notice of revocation to us, in writing, by execution of a later dated proxy or by attending and voting at the annual meeting. Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting.

Shareholder Proposals and Director Nominations at Future Meetings

Proposals intended to be presented by shareholders at the Company's 2016 annual meeting must be received by the Secretary of the Company at its principal executive offices no later than February 11, 2016, which is 120 calendar days prior to the anniversary of this year's mailing date. The proposals must comply with all applicable statutes and regulations.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Board of Directors is currently comprised of Paul C. Kreuch, Jr., Peter A. Lesser, Stan Glasgow, John J. Shalam, Patrick M. Lavelle, Charles M. Stoehr, Ari M. Shalam and Fred S. Klipsch, all with terms ending at the 2015 Annual Meeting of Shareholders. Under the Company's restated bylaws, all directors are elected at each annual meeting of shareholders, to hold office until the expiration of their term or until their respective successors are elected and shall qualify. Mr. Glasgow will not seek re-election to the Board this year. The Board has nominated eight directors to be elected at the 2015 annual meeting to serve until the next annual meeting, or until a successor is elected and has qualified, or until his/her earlier death, resignation or removal.

The ages, principal occupations, certain directorships held (including all directorships held within the past five years), specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director, and other information as of June 5, 2015 with respect to our nominees and directors are shown below. Diversity is one of the factors that the Board of Directors considers in identifying nominees for director. This means that the Board of Directors seeks nominees who bring a variety of business backgrounds, experiences and perspectives to the Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, knowledge and abilities that will allow the Board to fulfill its responsibilities. In selecting director nominees, the Board of Directors considers all aspects of a potential nominee's background, including leadership skills, integrity, educational background, business and professional experience, business acumen, diversity of viewpoints, and other qualities. The Board's goal is to identify individuals who will enhance and add valuable perspective to the Board and who will help us capitalize on business opportunities in a challenging and highly competitive market. The Board of Directors has not adopted a formal diversity policy with regard to the selection of director nominees.

CLASS A DIRECTOR NOMINEES

Paul C. Kreuch, Jr., 77, was elected to the Board of Directors in February 1997. Mr. Kreuch has over 34 years of experience in the banking industry. Since September 1996, Mr. Kreuch has been active as a Principal in firms specializing in executive retained search, management consulting, and mergers and acquisitions. Prior to entering the search profession, Mr. Kreuch was a banker beginning his career at Pittsburgh National Bank and later Wachovia Bank and Trust Company in Winston-Salem, North Carolina. Mr. Kreuch joined Natwest Bancorp in 1982 and managed the U.S. and Regional banking groups. He became head of corporate banking and was named President, CEO, and a member of the board of Natwest USA (a $17 billion subsidiary), in 1991. Upon the sale of Natwest in 1996, Mr. Kreuch became a management consultant and executive search professional. He has served as a director since 1997 and as Chairman of the Audit Committee since May of 2005. Mr. Kreuch's qualifications to serve on the Board include leadership experience gained through his service as a chief executive officer of other public companies and expertise in corporate finance gained through his decades of experience in commercial banking.

Peter A. Lesser, 80, was elected to the Board of Directors in 2003. Mr. Lesser was the President of X-10 (USA) Inc., a manufacturer and wholesaler of electronic home control and security systems from 1984 through 2009. Mr. Lesser was also a founder and shareholder of, and served as a director of X-10 Limited, the Hong Kong based parent company of X-10 (USA) Inc. X-10 Limited was a Bermuda corporation with its headquarters in Hong Kong and had a manufacturing facility in China from 1987 to 2011. He was a Member of the Executive Board of the Consumer Electronics Association ("CEA") from 1999 to 2010, and was its Industry Executive Advisor from 2005 to 2010. From 1997 through 1999, Mr. Lesser served as the President of the (electronic) Security Industry Association ("SIA"). Mr. Lesser's qualifications to serve on the Board include his demonstrated leadership and knowledge of marketing, operational and strategic issues facing the consumer electronics business gained through his experience as a chief executive officer and director of a leading electronic home control and security system business. In addition, Mr. Lesser's years of service on the boards of the CEA and SIA provide the Board with diverse and valuable expertise.

Denise Waund Gibson, 55, nominee for Director, is a seasoned senior executive and board member with over 30 years of experience in consumer electronics design and manufacturing, logistics and supply chain, distribution and retail services. Ms. Gibson currently serves as the co-founder and Chair of Ice Mobility, launched in 2014, a national provider and distributor of wireless products and supply chain logistics solutions. Prior thereto, Ms. Gibson served as the founder and former President/CEO of Brightstar US and as a director of Brightstar Corp. from 2001 to 2011. Brightstar is a leading services provider to the global wireless industry. Prior to joining Brightstar, she spent 17 years at Motorola. Ms Gibson has also served as a member of the executive board and as Chairman of the Audit Committee of the Consumer Electronics Association and was former Vice Chair of CTIA’s Wireless Foundation. Ms. Gibson’s qualifications to serve on the Board include her demonstrated leadership ability, her knowledge of marketing, supply chain logistics, corporate finance and the operational and strategic issues facing the consumer electronics business. Additionally, her prior board service at CEA, CTIA and Brightstar will give her invaluable insight to the issues the Company’s Board may consider.

CLASS A AND B DIRECTOR NOMINEES

John J. Shalam, 81, was elected Chairman of the Board of VOXX International Corporation on May 1, 2005. He has served as President, Chief Executive Officer and as a Director of VOXX or its predecessor from 1960 through May of 2005. Since then, he has served as Chairman of the Board and Director of VOXX. Mr. Shalam is on the Board of Industry Leaders of the Consumer Electronics Association ("CEA"). Mr. Shalam's qualifications to serve on the Board include his decades of leadership experience in the consumer electronics industry as well as his in-depth knowledge of the Company, its history and the consumer electronics industry, gained through his years of service to the Company, including leading the Company as President, CEO and Director from 1960 through 2005. Mr. Shalam is also uniquely qualified to provide leadership and strategic expertise to the Board gained through his many years of service on various boards including the JPMorgan Chase Regulatory Advisory Board and various boards of the CEA, including the Executive Board.

Patrick M. Lavelle, 63, was elected President and Chief Executive Officer of VOXX International Corporation on May 1, 2005. He had been Vice President of VOXX since 1980 and was appointed Senior Vice President in 1991. In 1998, Mr. Lavelle was appointed President of VOXX Electronics Corp., the Company's Mobile and Consumer Electronics Division. He was elected to the Board of Directors in 1993 and serves as a Director of most of VOXX's operating subsidiaries. Mr. Lavelle is a Past Chairman of the Consumer Electronics Association's ("CEA") Board of Directors. Mr. Lavelle is also a member of the Board of Trustees and Chairman of the Admissions Committee of Marist College, Poughkeepsie, New York. He is currently a member of CEA's Executive Board and Chair of the Compensation Committee. Mr. Lavelle's qualifications to serve on the Board include his expertise in marketing, sales, finance and strategy in the consumer electronics industry gained through his experience as an executive of the Company for over 30 years. In addition, through his years of service on the Board of the Company and other boards, such as the CEA and Marist College, Mr. Lavelle is able to provide diverse and valuable financial and operational expertise to the Board.

Charles M. Stoehr, 69, has been our Chief Financial Officer since 1979 and was elected Senior Vice President in 1990. Mr. Stoehr has been a Director of VOXX since 1987 and also serves as a Director of most of VOXX's operating subsidiaries. Mr. Stoehr's qualifications to serve on the Board include his extensive financial, executive leadership and organizational experience, including over six years of experience in the commercial banking industry and 31 years of experience as Chief Financial Officer of our Company. His insight into the Company's financial performance and the banking and consumer electronics businesses are critical to Board discussions.

Ari M. Shalam, 45, has over 15 years of experience in the real estate investment business in sourcing, finance, acquisition, development and management of commercial, retail and residential properties and has been a Director of VOXX since July 2011. Presently, Mr. Shalam is Managing Partner of RWN Real Estate Partners, LLC, a NYC based real estate private equity investment fund. From September 2009 to April 2011, Mr. Shalam was the President and CEO of Enterprise Asset Management, Inc. with oversight of nearly one billion dollars in portfolio assets. From December 2003 to September 2009, Mr. Shalam was a senior partner and director of Taconic Investment Partners, a fully integrated real estate investment and development company. From April 2001 to December 2003, Mr. Shalam was director of acquisitions for the Kaufman Organization. From 1992-1996 and 1998-2000, Mr. Shalam was employed by the Company as VP for Strategic Planning. Mr. Shalam is currently a trustee of the Trinity School in New York City and a member of the board of directors of Buggy Baby Inc., a not-for-profit entity. Mr. Shalam received his BS-Economics from the Wharton School of the University of Pennsylvania and his MBA from the Harvard Business School. Mr. Shalam's qualifications to serve on the Board include his extensive leadership experience and knowledge of real estate, corporate finance and investment strategy gained throughout his real estate investment career.

Fred S. Klipsch, 73, served as the Chairman of Klipsch Group, Inc. ("KGI") for twenty-three (23) years and has been a Director of VOXX since July 2011. Mr. Klipsch has also owned and operated several health care companies and in 2002, successfully executed an IPO of Windrose Medical Properties Trust, a health care REIT. Mr. Klipsch is Chairman of School Choice Indiana, Chairman of Hoosiers for Economic Growth, Chairman of the Educational Choice Charitable Trust and of the Education Committee for the Indiana Chamber of Commerce. He received his B.S. from Purdue University and is a Purdue Honorary PhD. recipient. Mr. Klipsch's qualifications to serve on the Board include his extensive business experience in both the public and private sector as well as his leadership roles in several philanthropic organizations.

MANAGEMENT RECOMMENDS VOTING "FOR" ALL OF THE NOMINEE DIRECTORS

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Conduct

The Company operates in accordance with a plan of corporate governance that is designed to define responsibilities, set high standards of professionalism and personal conduct, and assure compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance and modifies its corporate governance plan accordingly.

It is the policy of the Company that it maintain a standard Code of Business Conduct, Ethics and a Whistleblower or Complaint Procedure that clearly define the organization's expectations of its employees regarding ethical and honest business conduct and actions that represent a conflict of interest. The aforementioned Code of Conduct and Whistleblower policy aids management in preventing and identifying possible fraudulent acts within the Company. The Company's Code of Business Conduct and Ethics for Officers and Directors (the "Code of Ethics") prohibits our directors, named executive officers ("NEOs"), other officers and key accounting and finance personnel from buying or selling our common stock for at least three business days after material nonpublic information is released to the public or fifteen days prior to the end of each fiscal quarter through three business days after the Company's quarterly and annual earnings release. The Company communicates to all of its employees its Code of Conduct and Ethics and maintains a posting of such policies on its corporate website. The Company does not have a formal written compensation recovery policy. However, it reserves the right to create such a policy in the future.

Board Leadership Structure

The offices of the Chairman of the Board and Chief Executive Officer are currently separate. Mr. Shalam serves as the Company's Chairman and Mr. Lavelle serves as the Company's Chief Executive Officer. The Board believes that this structure is the most appropriate structure at this time. Mr. Shalam is not an independent director, but is the former President and CEO of the Company. The directors of the Board believe that Mr. Shalam's in-depth knowledge of and former management responsibility for the Company's business make him the best qualified director to serve as our Chairman.

Board's Role in Risk Oversight

Our Board of Directors is responsible for consideration and oversight of risks facing the Company. In order to ensure that material risks are identified and managed appropriately, the Board and its committees regularly review material financial and other risks with management. The Audit Committee reviews and discusses with management the Company's processes and policies with respect to risk assessment and risk management. The Audit Committee also discusses major areas of financial risks with our independent registered accounting firm. In addition, the Company's risk oversight process involves the Board receiving information from management on a variety of matters, including operations, finance, regulatory, and strategy, as well as information regarding any material risks associated with each matter. The full Board, or the appropriate Board committee, receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company's risk management practices. Information brought to the attention of one of the committees can then be shared with management or the full Board, as appropriate.

Board of Directors

The Board of Directors has standing audit, compensation and affiliate transaction committees, and may also, in accordance with the Company's Bylaws, appoint other committees from time to time. Inasmuch as the Company is a "Controlled Company" under Rule 4350(c)(5) of the NASD Manual, the Board does not have a standing nominating committee. Each committee has a written charter. Any of these documents will be provided in print to any shareholder who submits a request in writing to the Company's Corporate Secretary, VOXX International Corporation, 180 Marcus Boulevard, Hauppauge, New York 11788.

The Board of Directors held nine (9) meetings and acted by consent five (5) times during the fiscal year ended February 28, 2015. Each member of the Board of Directors is expected to make a reasonable effort to attend all meetings of the Board and its committees, as well as the annual meeting of shareholders. All board members attended last year's annual meeting of shareholders, except for Mr. Stan Glasgow. Each director attended 75% or more of the aggregate number of board and related committee meetings during the year.

Audit Committee

The Audit Committee, which held six (6) meetings during the fiscal year ended February 28, 2015, currently consists of three members, namely, Paul C. Kreuch, Jr., Chairman, Peter A. Lesser, and Stan Glasgow, all of whom qualify as "independent directors" and as Audit Committee Members under the Nasdaq corporate governance rules. All Audit Committee members possess the required level of financial literacy and the Board of Directors has determined that at least one member of the Audit Committee, Mr. Paul C. Kreuch, Jr., meets the current standard of "audit committee financial expert" as defined in Item 407 of Regulation S-K.

The Audit Committee operates pursuant to the VOXX International Corporation Audit Committee Charter. The Company's independent auditors report directly to the Audit Committee. The Audit Committee, consistent with the SEC rules, meets with management and the auditors prior to the filing of the officer certifications with the SEC to receive information concerning, among other things, any significant deficiencies in the design or operation of internal controls.

Compensation Committee

The Compensation Committee, which held two (2) meetings and acted by consent one (1) time during the fiscal year ended February 28, 2015, currently consists of three members, namely, Messrs. Lesser, Chairman, Kreuch and Glasgow, each of whom qualify as "independent directors" under the Nasdaq corporate governance rules and as "outside directors" under the Internal Revenue Code of 1986. The Compensation Committee has the responsibility for establishing, implementing and monitoring adherence to the Company's executive compensation policies and practices; overseeing and administering the Company's stock option plan and restricted stock plans; and approving equity awards and non-equity awards for all employees. The Committee's responsibilities are further defined in the Committee's charter.

Affiliate Transaction Committee

The Affiliate Transaction Committee, which did not meet during the fiscal year ended February 28, 2015, currently consists of three members, namely, Messrs. Glasgow, Chairman, Kreuch and Lesser.

The Affiliate Transaction Committee has the authority to negotiate, review and approve or disapprove of any transaction involving consideration of more than $1 million between the Company and any director, officer or controlling shareholder of the Company.

Stock Ownership Guidelines

The Company does not have any, nor does it plan to adopt in the near future, equity ownership targets for its NEOs or other executives to maintain a personal ownership position in the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of three independent directors, Peter A. Lesser, Paul C. Kreuch, Jr. and Stan Glasgow.

Communications with Directors

Shareholders who wish to communicate with our directors to report complaints or concerns may do so by writing to them c/o Corporate Secretary, VOXX International Corporation, 180 Marcus Boulevard, Hauppauge, NY 11788, or by sending an email to secretary@voxxintl.com. Any such communication should contain the security holder's name, number of shares owned, length of period held, proof of ownership, address and any individual director or committee to which the security holder would like to have the written communication sent. Such comments or questions will be referred to members of the Audit Committee. All other questions or comments will be referred to the appropriate director.

Compensation of Directors

Currently, our non-management directors receive an annual retainer of $50,000, plus $1,500 per meeting attended, and $1,000 for each compensation committee meeting attended and $1,500 for each audit committee ($2,500 for the chair of the audit committee for in-person meetings of the audit committee). If the non-management director attends a meeting via telephone, the fee is $500 per meeting for the board and compensation committee, and $1,000 for the audit committee ($1,500 for the chair of the audit committee for telephone attendance of the audit committee). Chairs of each of the audit and compensation committees also receive an additional $15,000 and $10,000 per year, respectively.

The following table discloses the cash, stock option awards, and other compensation earned, paid, or awarded to each of the Company's non-management directors during the fiscal year ended February 28, 2015.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Paul C. Kreuch	$86,000	$—	$38,800	$—	$—	$209	$125,009
Peter A. Lesser	$78,500	$—	$38,800	$—	$—	$796	$118,096
Stan Glasgow	$59,500	$—	$38,800	$—	$—	$—	$98,300
Ari M. Shalam	$58,500	$—	$38,800	$—	$—	$—	$97,300
Fred S. Klipsch (1)	$57,500	$—	$38,800	$—	$—	$57,014	$153,314

Fiscal 2014
Fred Klipsch (1)(2)	$53,500	$—	$—	$—	$—	$51,915	$105,415

(1)	Includes $50,000 of compensation paid as a consulting fee under the agreement signed upon Voxx's acquisition of Klipsch.

(2)	These payments represent compensation and cash payments received by Mr. Klipsch in Fiscal 2014 that were not disclosed in the non-employee director compensation tables in the February 28, 2014 Proxy.

MANAGEMENT RECOMMENDS VOTING "FOR" ALL OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF SELECTION OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the Audit Committee, the Board has selected Grant Thornton LLP, as the Company's independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending February 29, 2016 and has further directed that management submit the selection of Grant Thornton LLP for ratification by our shareholders. Grant Thornton LLP has audited the Company's financial statements since Fiscal 2003. Representatives of Grant Thornton LLP are expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

The Company has been informed by Grant Thornton LLP that, to the best of their knowledge, neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates.

Stockholder ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Grant Thornton LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Principal Accounting Fees and Services

For the fiscal years ended February 28, 2015 and February 28, 2014, the Company was billed the following fees by Grant Thornton LLP (and its affiliates) for services rendered during the year or for the audit in respect of that year:

Fee Type	2/28/2015	2/28/2014
	(In thousands)
Audit Fees (1)	$2,273	$2,356
Audit-Related Fees (2)	40	64
Tax Fees (3)	85	276
Total	$2,398	$2,696

(1)
Audit Fees comprise fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company's annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements. It also includes fees for statutory audits of our international subsidiaries for the respective fiscal years.

(2)	Audit-Related Fees comprise fees for services that reasonably relate to the performance of the audit or review of the Company's financial statements including the support of business acquisitions.

(3)	Tax Fees comprise fees for tax compliance, tax planning and tax consulting.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining auditor independence. In 2003, the Audit Committee adopted a policy concerning approval of audit and non-audit services to be provided by Grant Thornton LLP. The policy requires that all services Grant Thornton LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Chairman of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Audit Committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of Grant Thornton LLP provided such engagement will amount to fees of less than $50,000 and such engagement is reported to the Chairman of the Committee and reported to and ratified by the Committee at its next meeting.

All of the services for Audit and Audit-Related Fees, Tax Fees and All Other Fees referenced above were approved by the Audit Committee pursuant to Rule 2-01i(c)(7)(i)(C) of Regulation S-X under the Securities Act of 1933, as amended.

The Audit Committee considered the compatibility of the non-audit services provided to us by Grant Thornton LLP in Fiscal 2015 on the independence of Grant Thornton LLP from us in evaluating whether to appoint Grant Thornton LLP to perform the audit of our financial statements and internal controls for the fiscal year ending February 29, 2016.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2016.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the Securities Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

The Audit Committee is responsible for the oversight of all aspects of the Company's accounting and financial reporting processes, internal controls and audit functions. Management has primary responsibility for the integrity of the Company's financial information and the financial reporting process, including the system of internal controls. The Audit Committee has reviewed and discussed the Company's financial statements with management.

Grant Thornton LLP, the Company's independent registered public accounting firm, is responsible for conducting independent audits, in accordance with generally accepted auditing standards, of the Company's financial statements and management's assessment and effectiveness of internal controls. Grant Thornton LLP also has the responsibility of expressing an opinion on the financial statements of the Company.

In connection with the preparation and filing of the Company's annual report on Form 10-K for the fiscal year ended February 28, 2015 (the "2015 Annual Report on Form 10-K"):

•
the Audit Committee discussed with Grant Thornton, LLP, with and without management present, the integrity of the Company’s accounting policies, internal controls, financial statements and the quality of the Company’s financial reporting practices, and

•	the Audit Committee reviewed and discussed the audited financials included in the 2015 Annual Report on Form 10-K with the Company's management and Grant Thornton LLP; and

•
the Audit Committee discussed with Grant Thornton, LLP the matters required to be discussed by Statement of Accounting Standards (SAS) 61 (as updated by SAS 114 The Auditor's Communication with Those Charged with Governance); and

•
the Audit Committee received and reviewed the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton LLP the independence of Grant Thornton LLP and satisfied itself as to Grant Thornton LLP's independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the February 28, 2015 audited financial statements and assessment of the effectiveness of internal control over financial reporting be included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
.

AUDIT COMMITTEE

Paul C. Kreuch, Jr. Chairman
Peter A. Lesser
Stan Glasgow

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Affiliate Transaction Committee of the Board reviews all related party transactions involving aggregate consideration of more than $1 million between the Company and any of the Company's controlling shareholders or members of our Board of Directors or officers or affiliates. All facts and circumstances surrounding each related party transaction may be considered. If the Affiliate Transaction Committee determines that any such related party transaction creates a conflict of interest situation or would require disclosure under Item 404 of Regulation S-K, as promulgated by the SEC, the transaction must be approved by the committee prior to the Company entering into such transaction or ratified thereafter. Transactions or relationships previously approved by the committee or in existence prior to the formation of the committee do not require approval or ratification.

We lease some of our office, warehouse and distribution facilities from entities in which our Chairman owns controlling interests. The following table identifies leases that result in payments in excess of $120,000 to any of the related entities.

			Paid During Fiscal
			Year Ended
Real Property Location	Expiration Date	Owner of Property	2/28/2015
150 Marcus Blvd Hauppauge, NY	March 30, 2016	150 Marcus Blvd. Realty, LLC(1)	$803,970
555 Wireless Blvd Hauppauge, NY	November 30, 2026	Wireless Blvd. Realty, LLC(2)	$584,009

(1)	Property owned by 150 Marcus Blvd. Realty, LLC, a New York limited liability company, of which John J. Shalam owns 99% and Mr. Shalam's three sons own the remaining 1%.

(2)
Property owned or leased by Wireless Blvd. Realty, LLC, a New York limited liability company, owned 98% by the Shalam Long Term Trust, 1% by John J. Shalam and 1% by Mr. Shalam's three sons. The Shalam Long Term Trust is a grantor trust of which Mr. Shalam is the Grantor and his three sons are the beneficiaries. In connection with the sale of substantially all of the assets relating to our wireless business to UTStarcom Inc. ("UTStarcom") on November 1, 2004, VOXX International Corporation and UTStarcom entered into a sublease agreement for the space at 555 Wireless Boulevard, Hauppauge, New York which provided for a net monthly rent of $46,000 for five years. On July 1, 2008, Wireless Blvd. Realty, LLC received notice that a Permitted Transfer of the sublease (as that term is defined therein) to Personal Communication Devices, LLC had occurred. The sublease agreement was renewed and required, for a term of three years, monthly payments of $50,000 until November 1, 2012. Upon the expiration of this sublease agreement, the Company entered into an agreement with Reliance Communications LLC to sublease the space for a term of three years, terminating on October 15, 2015, for monthly payments of $60,000. In December of 2014, Myra Properties LLC, an affiliate of Reliance Communications LLC, purchased the building from The Shalam Long Term Trust and Shalam family members and the lease with Voxx was terminated.

We believe that the terms of each of the leases are no less favorable to us than those that could have been obtained from unaffiliated third parties. To the extent that conflicts of interest arise between us and such persons in the future, such conflicts will be resolved by a committee of disinterested directors.

Michael Klipsch, the son of Fred Klipsch, has served as President of Global Operations of Klipsch Group, Inc. since March 2011. Michael Klipsch's aggregate annual compensation was $477,842 for the Fiscal year ended February 28, 2015.

Ian Geise, the son of C. David Geise, has served as Vice President of Marketing for VOXX Accessories Corporation since September 2007. Ian Geise's annual aggregate compensation was $350,426 for the fiscal year ended February 28, 2015.

Michael Lavelle, the son of Patrick Lavelle, serves as an Expeditor Group Manager for VOXX and has been with the Company since 2003. Michael Lavelle's annual aggregate compensation was $128,070 for the fiscal year ended February 28, 2015.

Thomas P. Jacobs II, the son of Paul Jacobs, has served as Regional Vice President of Klipsch Group, Inc. since March 2011. Thomas P. Jacobs II's aggregate annual compensation was $212,321 for the fiscal year ended February 28, 2015.

Glenn Gurriell, the brother-in-law of Thomas Malone, serves as Western Region Expediter Sales Manager for VOXX and has been with the Company since 2004. Glenn Gurriell's aggregate annual compensation was $183,756 for the fiscal year ended February 28, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of the Company's Common Stock by all directors, nominees for election as directors, executive officers named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the shareholders below is c/o VOXX International Corporation, 180 Marcus Blvd., Hauppauge, New York 11788. Except as otherwise provided, the table below relates to shares of the Company's Class A and Class B Common stock. The content of the table is based upon information supplied by the Company's named executive officers, directors and nominees for election as directors, and represents the Company's understanding of circumstances in existence as of May 29, 2015.

	Class A Common Stock			Class B Common Stock
Name and Address (1)	# of Shares (2)		% of Class	# of Shares		% of Class
John J. Shalam	1,951,552	(3)	8.91%	2,144,152	(3)	94.83%
Patrick M. Lavelle	38,438		*	—		—%
Charles M. Stoehr	13,673		*	—		—%
Fred S. Klipsch	—		—%	—		—%
Thomas C. Malone	3,550		*	—		—%
T. Paul Jacobs	23,500		*	—		—%
Loriann Shelton	14,674		*	—		—%
Paul C. Kreuch, Jr.	—		—%	—		—%
Peter A. Lesser	—		—%	—		—%
Stan Glasgow	—		—%	—		—%
Ari Shalam	11,734	(4)	*	38,934		1.72%
All directors and officers as a group (18 persons)	2,072,858		10.57%	2,183,086		96.55%

* Less than one (1%) percent.

(1)	Except as otherwise indicated by footnote, each named person claims sole voting and investment power with respect to the shares indicated.

(2)
The number of shares stated as "beneficially owned" includes Mr. John Shalam's 25,000 stock options and Mr. Ari Shalam's 6,000 stock options that are currently exercisable. Such shares are deemed outstanding for the purpose of calculating his percentage ownership.

(3)	Excludes 2,202 shares of Class A common stock and 116,802 shares of Class B common stock (which are entitled to 10 votes per share), held by Mr. Shalam's three sons, including Mr. Ari Shalam.

(4)	Excludes 10 shares of Class A common stock held for the benefit of his minor son.

Security Ownership of More than Five Percent

The following table contains information with respect to ownership of the Company's common stock by persons or entities that are beneficial owners of more than five percent of the Company's Class A common stock. The information contained in this table is based solely on statements in filings with the Securities and Exchange Commission (the "SEC") or other reliable information.

	Number of Shares	Percent of
	Beneficially	Outstanding
Name and Address of Other 5% Holders of Class A Common Stock	Owned	Shares
Kahn Brothers LLC (1)	1,703,259	7.79%
555 Madison Avenue, 22nd Floor
New York, NY 10022

Dimensional Fund Advisors LP (2)
Palisades West, Building One	1,751,314	7.90%
6300 Bee Cave Road
Austin, TX 78746

BlackRock Inc. (3)
40 East 52nd Street	1,848,887	8.30%
New York, NY 10022

(1)	Information reported is derived from a Schedule 13G-A of Kahn Brothers LLC dated and filed with the Securities and Exchange Commission on January 23, 2015.

(2)	Information reported is derived from a Schedule 13G of Dimensional Fund Advisors LP dated and filed with the Securities and Exchange Commission on February 5, 2015.

(3)	Information reported is derived from a Schedule 13G dated January 12, 2015 of BlackRock Inc. and filed with the Securities and Exchange Commission on February 2, 2015.

Executive Officers of the Company

The following is a list of our executive officers as of February 28, 2015:

Name	Age	Date First Elected Officer	Present Title
Patrick M. Lavelle	63	1980	President and Chief Executive Officer
Charles M. Stoehr	69	1978	Senior Vice President and Chief Financial Officer
Thomas C. Malone	60	1986	Senior Vice President of Sales
C. David Geise	64	2007	Senior Vice President of Sales
Loriann Shelton	58	1994	Senior Vice President and Chief Accounting Officer
Chris Lis Johnson	63	1986	Vice President of Employee Programs and Corporate Secretary
Richard A. Maddia	56	1991	Vice President, Management Information Systems
T. Paul Jacobs	57	2011	President and Chief Executive Officer for KGI
David P. Kelley	50	2011	President of Global Sales for KGI
Michael Klipsch	52	2011	President of Global Operations for KGI
Ludwig Geis	61	2014	Chief Executive and President of VOXXHirschmann

Mr. Patrick M. Lavelle was elected President and Chief Executive Officer of VOXX International Corporation in May 2005. From 1991 to 2005, Mr. Lavelle was Senior Vice President of VOXX. From 1980 to 1991, Mr. Lavelle held the position of Vice President of VOXX. In 1993, Mr. Lavelle was elected to the Board of Directors and serves as a Director of most of VOXX's operating subsidiaries.

Mr. Charles M. Stoehr has been the Chief Financial Officer of VOXX International Corporation since 1978. In 1990, he was elected Senior Vice President of VOXX. Mr. Stoehr was elected to the Board of Directors in 1987 and serves as a Director of most of VOXX's operating subsidiaries.

Mr. Thomas C. Malone has held the position of Senior Vice President of Sales of VOXX International Corporation from 2006 - present. In 2007, Mr. Malone was appointed President of VOXX Electronics Corporation (a subsidiary of VOXX). From 1986 to 2006, Mr. Malone was Vice President of Sales for VOXX Electronics Corporation.

Mr. David Geise has been President of VOXX Accessories, Corp. (a subsidiary of VOXX International Corporation) and a Senior Vice President of VOXX since 2007. From 1998 - 2006, Mr. Geise held numerous executive positions with Thomson Consumer Electronics. From 2001 - 2006, Mr. Geise was Vice President and General Manager Thomson Accessories World-Wide. In 2006, Mr. Geise also held the position of Vice President of International Business Americas.

Ms. Loriann Shelton has held the position of Senior Vice President and Chief Accounting Officer of VOXX International Corporation since 2012 and was Senior Vice President of Accounting and Credit 2006-2012. During this period, she has also been Chief Financial Officer of VOXX Electronics Corporation and VOXX Accessories Corporation (subsidiaries of VOXX). From 1994 - 2006, Ms. Shelton was Vice President of Finance and Controller for VOXX Electronics Corporation.

Ms. Chris Lis Johnson has held the position of Corporate Secretary of VOXX International Corporation since 1980. She has been Vice President of VOXX since 1986. From 2006 to present, she has been Vice President of Employee Programs. From 1994 to 2006, she was Vice President of Systems Management.

Mr. Richard A. Maddia has held the position of Vice President of Management Information Systems of VOXX International Corporation since 1991. From 1996 - 2005, he was a member of the Board of Directors of VOXX. Prior to joining the Company in 1986, Mr. Maddia held positions at Upjohn Healthcare Services, Associated Merchandise Corporation and Executive Life Insurance Company.

Mr. T. Paul Jacobs was elected President and CEO of Klipsch Group, Inc. ("KGI") in July 2011. Prior thereto he served as the President of both Klipsch Audio Technologies and Jamo International and as Executive Vice President, Chief Operating Officer and Vice President of Worldwide Sales for KGI. Mr. Jacobs also serves on the Audio Board of the Consumer Electronics Association.

Mr. David P. Kelley was elected President of Global Sales of Klipsch Group, Inc. ("KGI") in July 2011. Prior thereto, since joining KGI in 1993, Mr. Kelley served as Vice President of Sales, International Sales Manager, National Sales Manager and other positions at KGI. Mr. Kelley is a member of several industry organizations including CEA, CEDIA, PARA and NSCA most notably.

Mr. Michael Klipsch was elected President of Global Operations, Executive Vice President and Chief Counsel of Klipsch Group, Inc. ("KGI") in 2011. Mr. Klipsch joined Klipsch Audio Technologies in 1996 as Chief Counsel and later served as Senior Vice President of Operations. Prior to joining Klipsch Audio, Mr. Klipsch was a partner at the law firm of Bingham Summers Welsh & Spilman.

Ludwig Geis has been Chief Executive and President of VOXXHirschmann since 2014 and CEO of Hirschmann Car Communication GmbH since 2007. Prior thereto, Mr. Geis served as the President and CEO of the Infotainment Solutions division of Siemens Group, and also held positions at Blaupunkt GmbH and Robert Bosch GmbH, as well as served on the Board of Directors of Hyundai Autonet Co. Ltd.

Under the Company's By-Laws, the officers of the corporation hold office until their respective successors are chosen and qualified or until they have resigned, retired or been removed by the affirmative vote of a majority of the Board of Directors. There are no family relationships between any of the executive officers, and there is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was elected.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis ("CDA") describes our compensation philosophy, policies and practices with respect to our Principal Executive Officer ("PEO"), Principal Financial Officer ("PFO") and the other individuals named in the "Summary Compensation Table" below, who are collectively referred to as the Named Executive Officers ("NEOs") for the fiscal year ended February 28, 2015. It includes information regarding the Company's overall compensation objectives and each element of compensation that we provide. The Company's compensation policies and practices were evaluated to ensure that they do not encourage excessive risk taking. It should be noted that performance based compensation plans require participants to take on normal business risks to grow the business and maintain and/or increase its profitability. Management's internal review included consideration of all employees of the Company, based on classification, location and operating unit. We do not structure performance based programs to incent any employee, location or operating unit to exceed that normal level of business risk. Based on this assessment, the Company concluded that it has a balanced pay and performance program.

The principal elements of our executive compensation programs are base salary, annual performance based non-equity incentives and cash bonuses, short-term and long-term equity incentive awards in the form of stock options, a supplemental executive retirement plan, a deferred compensation program, supplemental executive term life insurance and disability plans, certain perquisites and other benefits such as a 401(k) and Profit Sharing Plan with employer matching contributions, a Cash Bonus Profit Sharing Plan and health and welfare plans that are generally available to all of our salaried employees. The Company's objective is that the total compensation paid to executive officers and other employees should be competitive with the compensation provided to other persons with similar levels of responsibility at companies of similar size, complexity, revenue and growth potential. The Company's executive compensation practices recognize the caliber, level of experience and performance of management and include meaningful incentives to maximize long term shareholder value while achieving the Company's short term financial objectives.

The Compensation Committee, which we refer to in this discussion as the "Committee," reviews and approves compensation for the Company's PEO, PFO, other NEOs and directors, subject to Board of Director approval. Periodically, the Committee reviews relevant competitive data provided by third party compensation professionals, the internal human resource department and the observations and recommendations of the Company's executive management. In addition, the PEO submits recommended compensation levels for other executive officers of the Company to the Committee for its review and approval. The Committee has the discretion to modify any compensation recommendations by management.

The Role of Company Executives in the Compensation Process

Although the compensation process is managed and driven by, and decisions are made by the Committee, the recommendations of certain Company executive officers are taken into account in connection with setting the compensation of other executive officers. As described above, the PEO makes initial recommendations with respect to executive officers other than himself. Executive officers also participate in the preparation of materials requested by the Committee for use and consideration at the Compensation Committee meetings. The Company bases its compensation plan on the Company's performance. The Company conducted an internal study of the compensation plans for each of its PEO, PFO, NEOs and other senior vice presidents and vice presidents to determine whether its compensation plans created risks that would be reasonably likely to have material adverse effects on the Company. In a report submitted to the Compensation Committee, the Company concluded that the compensation plans and the Company's framework of internal controls ensure that the compensation policies and practices will not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Philosophy and Policies

The Committee has designed the Company's compensation program to promote individual performance and to be competitive with market practices in order to attract, retain, and motivate talented individuals in the consumer electronics industry, taking into account relative size, performance and geographic location as well as individual responsibilities and performance. The Company's compensation program also seeks to hold our executives accountable and reward them appropriately for the success of the Company. Accordingly, the Committee strives to create an executive compensation program that is competitive, as well as reflective of Company-wide strategic objectives and individual performance.

The Committee recognizes that certain elements of compensation are better suited to achieving different compensation objectives. The Committee believes that: (i) base salaries, which are based on market practices of similar companies, are designed to attract and retain our executives; (ii) bonuses are designed to motivate our executives to achieve specific corporate and personal performance goals and to share in the Company profits; (iii) equity incentive awards are designed to align the interest of our executive officers and shareholders by (a) motivating and rewarding the executive officer when shareholder value increases, and (b) reward the executive officer for continued future service; (iv) deferred compensation plans are designed to provide our executives with supplemental retirement benefits by permitting the deferral of additional salary and bonuses with a limited employer matching contribution; (v) supplemental executive term life insurance and disability plans are designed to provide our executives and their families with supplemental benefits in accordance with market practices, and; (vi) other elements of compensation are primarily based on market practices.

The Committee's philosophy for other benefits, such as general retirement and health and welfare benefits, is to make these benefits available to employees on a non-discriminatory basis. The Company's compensation philosophy is designed to structure its compensation policy so that executive compensation is dependent on the achievement of corporate objectives and on the long-term increases in shareholder value.

The Company's executive compensation programs are designed to achieve the following objectives:

•	Offer a total compensation package that is competitive with the compensation levels and practices of peer companies;

•	Motivate and reward executives whose performance is important to the Company's continued growth, profitability and success;

•	Align a portion of executive compensation to the Company's financial strategic objectives and the executive's individual contributions toward those objectives;

•	Align the interest of the Company's executives with the long term interests of its shareholders;

•	Motivate executives to work together to achieve corporate goals by linking the annual cash incentives to the achievement of those corporate goals and;

•	Provide incentives that promote executive retention.

The Company has engaged performance compensation consultants in the past to assist the Committee in reviewing the compensation programs for its executive officers and other officers of the Company. The consultants provided the Committee with relevant market data and alternatives to consider when making compensation decisions regarding the PEO, PFO and the Company's other executives. The review encompassed total compensation components, peer compensation levels and the link between cash incentive compensation, plan results and Company performance and included executive compensation trends and developments which were reviewed by the Company's Board of Directors. One of the recommendations considered was to continue to utilize stock-based compensation, profit sharing and other forms of equity and non-equity awards to motivate and retain its executives.

Principal Elements of our Executive Compensation Programs

This section describes the various elements of our compensation programs for our NEOs, with a discussion of the Committee's reasons for including a particular item in the compensation program. The Company's executive compensation program has six principal components that are discussed below.

Executive Base Salary

The Company provides our NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. Annual base salary ranges are determined for each executive, on a case-by-case basis, based on the position, the individual level of responsibility and performance, and the unique value and historical contributions made to the Company's success. The Committee reviews salaries each year as part of the Company's annual performance review process as well as upon a promotion or other change in job responsibility. In addition, the base salaries of our NEOs and other employees are periodically reviewed and measured against market data provided by outside consultants and the Company's internal human resources group. The Committee reviews base salary recommendations from the PEO for our other executive officers other than the PEO. Based upon this review process, the Committee approves base salaries for our executive officers. The Committee believes that the base salaries for our executive officers are based on levels commensurate with competitive amounts paid to executives with comparable qualifications at companies engaged in similar businesses or in the same region and of similar size.

2015 Executive Incentive Bonus Plan

Executive bonuses are used to motivate individuals and to reward our executives for the achievement of the Company's financial objectives and their individual performance goals. Bonus formulas are approved by the Committee at the beginning of the fiscal year and are paid on an annual basis after the completion of the fiscal bonus year, with the exception of the put options earned by KGI executives as described below, which are deferred in accordance with their employment contracts. Under our bonus programs, the Chairman of the Board and the Chief Financial Officer's bonuses are based upon the Company's pre-tax earnings, except for extraordinary items.

For Fiscal 2015, Mr. Shalam's bonus was 3%, or $547,130, of consolidated pre-tax earnings of the Company (including certain adjustments) and Mr. Stoehr's bonus was .75%, or $133,692, of consolidated pre-tax earnings (including certain adjustments). The Chief Executive Officer's bonus required attainment of targeted pre-tax earnings of the Company, and amounted to two hundred and fifty thousand dollars ($250,000) for each and every five million dollars ($5,000,000) for Fiscal 2015. As the Company earned pre-tax profits in excess of $15,000,000 (including certain adjustments), the first through third pre-tax bonus targets were met. Accordingly, the CEO received a bonus of $750,000 for Fiscal 2015.
For Fiscal 2015, Mr. Malone's bonus was determined by multiplying the return on sales percentage by pre-tax income (if applicable) of VOXX Electronics Corporation by fifty percent (50%). The resulting percentage is capped at five (5%) percent with a guaranteed minimum annual aggregate salary and bonus. For Fiscal 2015, Mr. Malone earned a bonus of $725,000.
Mr. Jacobs' bonus is determined by the achievement of performance goals (as determined by the PEO and the Committee), plus an EBITDA target for the Klipsch subsidiary (as determined by the PEO and the Committee). Mr. Jacobs is also entitled to a put option, which is determined by multiplying the cumulative after tax net profit or loss of KGI (commencing March 1, 2011 ("Commencement Date")) by 1.6% and bearing interest at the same per annum rate the Company receives from its lead bank. For Fiscal 2015, Mr. Jacobs earned $77,048 for the put option. For Fiscal 2015, Mr. Jacobs' total bonus was $25,000.
Mr. Geis' bonus was determined based on the achievement of target percentages of net sales, gross profit and net income before taxes (as determined by the PEO and the Committee) for both Hirschmann and VOXXHirschmann. For Fiscal 2015, Mr. Geis' total bonus was $395,485.
Other executive officers' bonuses are based on a target of 20% of the executive's base salary. The Committee based 50% of the executive officers' bonus on the achievement of corporate profitability targets during the fiscal year and 50% of the bonus was based on achievement of individual performance targets. The Committee believes that incentive cash bonuses should have an individual component that an executive directly contributes to and a corporate component that an executive indirectly contributes to. Individual performance objectives are determined by the executive officer to which the potential bonus recipient reports. At times, the Committee will approve additional discretionary cash bonus awards that the PEO recommends for certain executives based on individual performance levels that exceed expectations or for the successful completion of special strategic projects or events. During Fiscal 2015, the other executive officers' bonuses were 20%.

The Committee also reviews the unique circumstances involved in the recruitment of the Company's executive officers and will approve the payment of hiring bonuses if, in the judgment of the Committee, such payments are necessary to successfully recruit certain executives.

Executive Stock Based Compensation Awards

The Company's Stock Based Compensation Incentive Plan (the "Stock Based Incentive Plan") encourages participants to focus on long-term Company performance and provides an opportunity for our executives and designated key employees to increase their ownership in the Company through grants of the Company's common stock or grants of stock options. The Stock Based Incentive Plan provides for restricted stock grants and option grants to executive officers, employees and outside directors. The purpose of the Company's Stock Based Incentive Plan is to provide additional incentive to our executives, directors, and other employees whose substantial contributions are essential to the continued growth and success of the Company's business. Grants of stock or options are designed to strengthen their commitment to the Company, to motivate such persons to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. Additionally, the purpose of the Stock Based Incentive Plan is to secure, for the Company and its shareholders, the benefits of the incentive inherent in increased common stock ownership by our executives and the members of the Board who are not employees of the Company who drive, direct and execute the Company's strategic objectives.

The Committee administers the Company's Stock Based Incentive Plan for our executive officers, employees, and outside directors. Stock based compensation is primarily composed of stock option grants and restricted stock and is intended to focus our executives on creating long-term shareholder value. The Committee will periodically grant stock options and stock awards to executives who are responsible for designing and implementing the Company's long-range strategic plan. At its discretion, the Committee also grants options and stock awards based on individual and corporate achievements. Under these plans, the Committee grants options to purchase common stock, with an exercise price equal to or above the fair market value of the common stock on the date of grant. To date, the Committee has never elected to re-price outstanding options. For grants of stock awards, shares are issued to the executive on the vesting date of the awards at the closing price of the stock on the vesting date. The Committee believes that providing stock options and stock awards to the executive officers, who are responsible for the Company's management and growth, gives them an opportunity to own the Company's stock and better aligns their interests with the interests of our shareholders. The Stock Based Incentive Plan also promotes the retention of our executives due to the vesting provisions of the option and stock award grants and the potential upside for stock price appreciation. Recent option and award grants vest over a pre-determined period and options expire two years from vesting date.

For these reasons, the Committee considers stock options and awards as an important element of compensation when it reviews our executive officer compensation programs.

The Committee approves grants made to the PEO, PFO, directors and other executive officers and, in certain cases, recommends grants to the entire Board for its approval. The Committee determines the number of shares underlying each stock option grant or stock award based upon the executive level and years of service, the Company's performance and the executives' individual roles and responsibilities. As discussed above, the Company typically reviews salaries, bonuses, other benefits, stock option grants and stock awards on an annual basis. This process typically begins during the fourth quarter and is completed before the fiscal year end or shortly thereafter. The Committee determined that options or awards would typically be granted annually in each fiscal year. In addition, in the event that an executive officer or a designated key employee is hired during the year, the Committee may make a discretionary grant at the commencement of employment.

During Fiscal 2015, the Committee awarded stock options to executive officers with an incentive price of $7.76 per share, with all shares vesting on October 16, 2015. The Chairman of VOXX and named executive officers did not receive stock options under this award, but were awarded restricted stock in accordance with the 2014 Equity Plan discussed below. During Fiscal 2015, no stock option awards expired unexercised. The number of outstanding awards for the Chairman and each named executive officer is set forth in the Outstanding Equity Awards at 2015 Fiscal Year End table below.

For these reasons, the Committee considers stock options and awards as an important element of compensation when it reviews our executive officer compensation programs.

Supplemental Executive Retirement Plan

The Company's Board of Directors adopted the 2014 Equity Plan, subject to stockholder approval, pursuant to which the Company may provide supplemental retirement income to the Chairman and select executive officers of the Company. Subject to certain performance criteria, service requirements and age restrictions, eligible employees will receive restricted stock awards. The restricted stock awards vest on the later of three years from the date of grant, or the grantee reaching the age of 65 years. Pursuant to the 2014 Equity Plan, 84,588 shares of restricted stock were granted to the participating executives during Fiscal 2014. An additional 118,058 shares of restricted stock were granted in Fiscal 2015. The number of outstanding restricted stock awards for the Chairman and each named executive officer is set forth in the Outstanding Equity Awards at 2015 Fiscal Year End table below.

Executive Deferred Compensation Plan

The Company has a non-qualified Deferred Compensation Plan ("the Plan") for a select group of executives, including the NEOs. The Plan is intended to provide certain executives the ability to defer additional salary and bonuses, in addition to those amounts that are permitted to be deferred under the Company's 401(k) and Profit Sharing Plan. The Deferred Compensation Plan provides for an employer matching contribution equal to 25% of the employee deferrals up to $20,000 or a maximum employer matching contribution of $5,000 per year, which vests immediately. For Fiscal 2015, the Company continued its temporary suspension of employer matching contributions to the Plan in connection with the Overhead Reduction Program outlined below. Except for Mr. Lavelle's compensation arrangement, the Company is under no obligation to set aside any additional funds for the purpose of making payments under the Plan. In accordance with Mr. Lavelle's Fiscal 2015 compensation arrangement, the Company is required to contribute $250,000 annually into a separate deferred compensation account (the "Lavelle Account") on his behalf and for his benefit. The employer contributions into this account are invested by the Company in certain mutual funds. All earnings and losses are allocated directly to this account and all employer contributions and earnings thereon vest immediately. Contributions and earnings and the total account balance on this account as of the end of the 2015 fiscal year are shown in the Nonqualified Deferred Compensation table for Mr. Lavelle on page 29 of this proxy statement.

The Deferred Compensation Plan is not intended to be a qualified plan under the provisions of the Internal Revenue Code. All compensation deferred under the Plan is held by the Company in a "Rabbi" investment trust and invested by the participant among a number of mutual funds. Earnings and losses are allocated to the participant's individual account. Company contributions are vested immediately. The Committee has the option of amending or terminating the Plan at any time. Contributions and earnings on those contributions and total account balances as of the end of the 2015 fiscal year are shown for our NEOs in the Nonqualified Deferred Compensation table on page 29 of this proxy statement.

Prerequisites and Other Benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and disability insurance plans, our 401(k) and profit sharing plan, the Cash Bonus Profit Sharing Plan, in each case on the same basis as our other employees. In addition, certain executives, including our NEOs, receive additional benefits, including supplemental life insurance, supplemental short-term and long-term disability benefits, car allowances or mileage reimbursements, and reimbursement of business related expenses.

Tax and Accounting Implications of the Executive Compensation Program

It is the Committee's goal that the Company's executive compensation programs maximize the benefit of tax laws and accounting requirements, while meeting the Company's compensation policies and objectives. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company's PEO or other NEOs. This limitation does not apply to compensation that meets the requirements under Section 162(m) for "qualified performance based" compensation. The Committee believes it is desirable and in the Company's best interest to deduct compensation payable to our executive officers. Accordingly, the Committee considers the anticipated tax treatment to our Company and our executive officers in the review and establishment of compensation programs and payments. The Committee will continue to monitor the executive compensation programs to preserve the related Federal income tax deductions.

The Board and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

We adopted ASC 718 (formerly SFAS No. 123R) ("ASC 718") effective December 1, 2005. In determining equity compensation awards for Fiscal 2015, we generally considered the potential expense of our compensation awards under ASC 718 and the impact on earnings per share. We concluded that the award levels are in the best interests of our shareholders given competitive compensation practices among our peer companies, the awards' potential expense, our performance and the impact of the awards on executive motivation and retention.

Severance and Termination Benefits

With the exception of a select number of individuals, including Mr. Lavelle, Mr. Jacobs and Mr. Geis (as defined below), we do not have a formal written severance plan or severance agreement with any executive, including our NEOs. However, we have in the past and may in the future provide severance benefits to our executives on a case-by-case basis, after taking into consideration the reason for termination and other factors present at the time of separation. The Company does not have any formal written agreements with any of our executives as it relates to change in control benefits or payments. However, the Committee reserves the right to enter into such arrangements with our NEOs.

Employment Agreements

On June 11, 2007, the Company's Board of Directors authorized and approved a three-year employment contract effective March 1, 2007 with Mr. Patrick M. Lavelle (the "Employment Agreement"). A copy of the Employment Agreement was filed as Exhibit 10 to the Company's Report on Form 8-K filed on June 15, 2007 with the Securities and Exchange Commission.

The Employment Agreement will be automatically renewed for successive one year periods unless either party notifies the other of his or its intention not to renew the Employment Agreement not less than one hundred eighty (180) days prior to the expiration of the initial or any renewal term, as the case may be. On March 1, 2015, the contract automatically renewed for another one year.

During the term of the Employment Agreement, the Company will pay Mr. Lavelle an annual base salary of Seven Hundred Fifty Thousand Dollars ($750,000) per annum. Pursuant to the Employment Agreement, Mr. Lavelle, effective as of the first fiscal year the Company achieves any year-end pre-tax profit, and for each fiscal year thereafter during the employment period, shall have credited to the Lavelle Account Two Hundred Fifty Thousand Dollars ($250,000) for Mr. Lavelle's benefit, which sum shall be in addition to any other amounts that the Company may be required to pay for Mr. Lavelle's benefit under any deferred compensation plan established for the benefit of Mr. Lavelle and/or any other key executives of the Company.

In addition, the Company will pay Mr. Lavelle an annual bonus of Two Hundred Fifty Thousand Dollars ($250,000) for each and every Five Million Dollars ($5,000,000) of pre-tax profit earned by the Company during the fiscal year (including certain adjustments). In addition, the Employment Agreement provides for an annual discretionary merit based bonus, at the sole discretion of the Board, based on the Company's performance.

In the event of the termination of Mr. Lavelle's employment by the Company, with or without cause, by Mr. Lavelle with or without good reason, or by virtue of Mr. Lavelle's death or disability, Mr. Lavelle will be entitled to certain payments, continuation of benefits and vesting of stock based compensation depending on the reason for termination as more specifically set forth in the Employment Agreement.

Mr. Lavelle is subject to a confidentiality restriction during his employment and thereafter, and to non-compete, non-solicitation and non-disparagement restrictions during his employment and for 24 months following termination.

The above is a summary of the terms of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement.

On February 3, 2011, KGI entered into an employment agreement with Mr. Jacobs, which agreement was authorized and approved by the Company's Board of Directors in conjunction with the Company's acquisition of KGI (the "KGI Agreement"). A copy of the KGI Agreement was filed as Exhibit 10.5 to the Company's Report on Form 10-K filed on May 16, 2011 with the Securities and Exchange Commission. The KGI Agreement is effective until any of the parties notifies the other of his or its intention to terminate employment with the Company according to the terms outlined in the agreement.

During the term of the KGI Agreement, the Company will pay Mr. Jacobs an annual base salary, subject to review and potential upward adjustment annually as authorized and approved by the PEO and the Committee.

In addition, the Company will pay Mr. Jacobs an annual bonus equal to a maximum of fifty percent (50%) of his base salary based on achievement of EBITDA goals (as determined by the PEO) and other goals established at the beginning of each year, which are designed to promote the growth of the Company. In addition, the KGI Agreement provides for a put option for Mr. Jacobs, determined by multiplying the cumulative after tax net profit or loss of KGI (commencing March 1, 2011 ("Commencement Date")) by 1.6% and bearing interest at the same per annum rate the Company receives from its lead bank by 1.6%. Mr. Jacobs may begin to request cash payment of his accumulated put option balance beginning 30 months from the Commencement Date and at no less than 60 month intervals, thereafter, at each his request.

In the event of the termination of Mr. Jacobs' employment by the Company, without cause, by Mr. Jacobs with good reason, or by virtue of Mr. Jacobs' death or disability, the executive will be entitled to certain payments and continuation of benefits depending on the reason for termination as more specifically set forth in the KGI Agreement.

Mr. Jacobs is subject to confidentiality restrictions during his employment and thereafter, and to non-compete, non-solicitation and non-disparagement restrictions during his employment and for 12 months following termination.

The above is a summary of the terms of the KGI Agreement and is qualified in its entirety by reference to the KGI Agreement.

In March 2013, concurrent with VOXX's acquisition of Car Communication Holding GmbH ("CCH"), the Company assumed the obligations of an employment agreement between Hirschmann Car Communication GmbH (a subsidiary of CCH) and Mr. Geis, which assumption was authorized and approved by the Company's Board of Directors in conjunction with the Company's acquisition of CCH (the "Hirschmann Employment Agreement"). The Hirschmann Employment Agreement has a term of three years and automatically renews for an additional three years if notice of termination is not given by one of the parties at least one year before the renewal date. The Hirschmann Employment Agreement was last renewed on April 1, 2013.

In accordance with the Hirschmann Employment Agreement, the Company will pay Mr. Geis an annual base salary, subject to review and potential upward adjustment annually as authorized and approved by the PEO and the Committee. In addition, Mr. Geis will be paid a bonus calculated based upon targets agreed annually by the PEO and approved by the BOD. These salary and bonus amounts are converted to U.S. Dollars using the month-end rates as of February 28th of each respective fiscal year.

In the event of the termination of Mr. Geis' employment by the Company, without cause, by Mr. Geis with cause, or by virtue of Mr. Geis' death or disability, the executive will be entitled to certain payments and continuation of benefits depending on the reason for termination as more specifically set forth in the Hirschmann Employment Agreement.

Mr. Geis is subject to confidentiality restrictions during his employment and thereafter, following termination.

The above is a summary of the terms of the Hirschmann Employment Agreement and is qualified in its entirety by reference to the Hirschmann Employment Agreement.

Overhead Reduction Program

In January 2008, our PEO put into place a broad overhead reduction plan across all internal departments. This plan was modified during Fiscal 2013 and Fiscal 2014 and remains in effect as of the date of this report with respect to the Company's Deferred Compensation Plan matching contribution, Profit Sharing Plan and Cash Bonus Profit Sharing Plan, as outlined in their respective sections of this proxy.

401(k) and Profit Sharing Plan

The Company has a 401(k) plan for eligible employees. The Company matches a portion of the participant's contributions in the amount of 50% of elective deferrals up to a maximum of 6% of eligible compensation after three months of service. Shares of the Company's common stock are not an investment option in the Savings Plan and the Company does not use such shares to match participants' contributions. The Company temporarily suspended the 401(k) matching contribution in connection with the Overhead Reduction Program; however, this matching contribution was reinstated on January 1, 2014. The Company contributed approximately $629,000 to the 401(k) plan during Fiscal 2015.

The Company also has a Profit Sharing Plan that allows the Company to make discretionary profit sharing contributions for the benefit of participating employees, including the NEOs, for any fiscal year in an amount determined by the Board of Directors. Whether or not the Board of Directors makes a discretionary contribution, the size of the contribution is dependent upon the performance of the Company. A participant's share of the discretionary contribution is determined pursuant to the participant's eligible wages for the fiscal year as a percentage of eligible wages for all participants for the fiscal year. During Fiscal 2015, the Board did not make a discretionary profit sharing contribution to the Plan in connection with the Overhead Reduction Program.

Cash Bonus Profit Sharing Plan

The Company has a Cash Bonus Profit Sharing Plan that allows the Company to make profit sharing contributions for the benefit of eligible employees, including NEOs, for any fiscal year in an amount not to exceed 3.5% of pre-tax profits or $2.5 million. If pre-tax profits in any given fiscal year do not exceed $3 million, there will be no contribution to the Cash Bonus Profit Sharing Plan for that fiscal year. The size of the contribution is dependent upon the performance of the Company. A participant's share of the contribution is determined pursuant to the participant's eligible wages for the fiscal year as a percentage of eligible wages for all participants for the fiscal year. The Company elected not to make a cash bonus profit sharing contribution for Fiscal 2015 in connection with the Overhead Reduction Program.

Measuring Company Performance for Compensation Purposes

The value of our stock options is based upon the Company's performance, as reflected in the price of its stock and is believed to best reflect the longer-term performance of the Company. Bonuses and other performance-based incentives are based on revenue, operating income targets or pre-tax profits established in connection with the annual budgeting process, or achieving certain strategic goals and are believed to best reflect the short-term performance of the Company.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Members of the Compensation Committee

Peter A. Lesser, Chairman
Paul C. Kreuch, Jr.
Stan Glasgow

Fiscal 2015 Summary Compensation Table

Name and		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Compensation Earnings	All Other Compensation
Principal Position	Year	(1)	(4)	(2)	(3)	(4)	(5)	(6)	Total
Patrick M. Lavelle	2015	$1,000,000	$—	$233,613	$—	$750,000	$—	$22,365	$2,005,978
President and Chief	2014	$1,000,000	$—	$374,959	$—	$1,500,000	$—	$19,831	$2,894,790
Executive Officer	2013	$1,000,000	$—	$—	$49,750	$1,805,023	$—	$17,082	$2,871,855

Charles M. Stoehr	2015	$400,000	$—	$59,829	$—	$133,692	$—	$23,585	$617,106
Senior Vice President and	2014	$400,000	$—	$99,235	$—	$240,453	$—	$20,123	$759,811
Chief Financial Officer	2013	$400,000	$—	$—	$24,875	$334,410	$—	$18,207	$777,492

Thomas C. Malone	2015	$225,000	$—	$137,692	$—	$725,000	$(1,385)	$17,925	$1,104,232
Senior Vice President	2014	$225,000	$—	$59,615	$—	$718,485	$40,077	$15,633	$1,058,810
	2013	$225,000	$—	$—	$24,875	$485,574	$16,109	$14,731	$766,289

T. Paul Jacobs	2015	$488,061	$—	$59,339	$—	$102,048	$—	$19,557	$669,005
President and Chief	2014	$500,000	$—	$68,032	$—	$197,257	$—	$17,046	$782,335
Executive Officer, KGI	2013	$500,000	$—	$—	$24,875	$426,044	$—	$18,910	$969,829

Ludwig Geis (7)	2015	$371,304	$—	$106,247	$—	$395,485	$—	$36,401	$909,437
Chief Executive and President	2014	$351,918	$—	$59,588	$—	$392,974	$—	$46,191	$850,671
of VOXX Hirschmann	2013	$326,926	$—	$—	$—	$326,926	$—	$40,209	$694,061

John J. Shalam (8)	2015	$450,000	$—	$134,001	$—	$547,130	$—	$61,771	$1,192,902
Chairman of The Board	2014	$450,000	$—	$221,434	$—	$984,007	$—	$38,047	$1,693,488
	2013	$450,000	$—	$—	$49,750	$1,188,966	$—	$16,929	$1,705,645

(1)
The Company deferred $250,000 in Fiscal Years 2015, 2014 and 2013 of Mr. Lavelle's salary into a special deferred compensation account (the "Lavelle Account"). See further discussion in the non-qualified deferred compensation plan table.

(2)	This column represents the aggregate fair value of stock awards granted to our NEOs. The amounts presented do not represent the actual value that will be recognized by the individuals upon issuance.

(3)
This column represents the aggregate fair value of stock options granted to each of our NEOs. The amounts presented do not represent the actual value that will be recognized by the NEOs upon exercise, as applicable. No stock options were granted by the Company during Fiscal 2014 and no option awards were granted to the Chairman and named executive officers during Fiscal 2015.

(4)	Refer to CD&A for a further discussion on the non-equity incentive plan and bonus calculations for the Voxx Chairman and NEOs.

(5)	This column represents the aggregate change in the actuarial present value of employer contributed funds.

(6)	See the All Other Compensation Table below for additional information.

(7)	Compensation amounts for Mr. Geis were converted from Euro to U.S. Dollars using the month end rate as of February 28th of each respective year.

(8)	Mr. Shalam, Chairman of the Board of Voxx is not an executive officer of the Company.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

			Employer
		Value of	Contributions
		Supplemental Life	Relating to
	Auto	Insurance	Employee
Name of Executive	Allowance	Premiums(1)	Savings Plan	Other (2)	Total
Lavelle	$14,583	$3,573	$4,209	$—	$22,365
Stoehr	$14,234	$5,142	$4,209	$—	$23,585
Malone	$12,000	$3,128	$2,797	$—	$17,925
Jacobs	$—	$870	$4,632	$14,055	$19,557
Geis (3)	$11,742	$624	$—	$24,035	$36,401
Shalam	$37,105	$21,357	$3,309	$—	$61,771

(1)
This column represents taxable payments made for the Chairman of VOXX and the named executives to cover premiums for a $1,000,000 life insurance policy and supplemental disability insurance, which are owned by each executive.

(2)	This column contains continuing education and/or professional subscription fees reimbursed by KGI to Mr. Jacobs, as well certain medical and travel expense reimbursements for Mr. Geis.

(3)	Compensation amounts for Mr. Geis were converted from Euro to U.S. Dollars using the month end rate as of February 28, 2015.

Note: The column entitled "Employer Contributions Relating to Cash Bonus Profit Sharing Plan" has been omitted because there were no employer contributions to the Cash Bonus Profit Sharing Plan for Fiscal 2015.

Grants of Plan Based Awards during Fiscal 2015

The following table discloses the amount of non-equity incentive plan awards for Fiscal 2015:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards
	Grant	Threshold	Target	Maximum	Number of Shares of Stock
Name	Date	($)	($)	($)	(#)
Lavelle	2015	$250,000	$750,000	$750,000	30,066
Stoehr	2015	$—	$133,692	$133,692	7,700
Malone	2015	$725,000	$725,000	$725,000	17,721
Jacobs (1)	2015	$—	$102,048	$102,048	7,637
Geis (2)	2015	$—	$395,485	$395,485	13,674
Shalam	2015	$—	$547,130	$547,130	17,246

(1)	Included within Mr. Jacobs' target and maximum non-equity incentive award is a bonus of $25,000, as well as put option earnings of $77,048.

(2)	Compensation amounts for Mr. Geis were converted from Euro to U.S. Dollars using the month end rate as of February 28, 2015.

Note: The columns which present information related to "All Other Awards" have been omitted as there is no information to report in these columns for Fiscal 2015.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table sets forth outstanding stock option awards classified as exercisable and unexercised and restricted stock awards not yet vested as of February 28, 2015, for the Chairman and NEOs.

		Option Awards			Equity Incentive Plan Awards
	Grant	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration	Shares That Have Not Yet Vested	Market or Payout Value of Shares That Have Not Yet Vested
Name	Date	(#)	($)	Date	(#)	($)
Lavelle	12/31/2012	14,796	$6.79	6/30/2015	57,599	$608,612
Stoehr		—			14,986	$159,064
Malone		—			22,098	$197,307
Jacobs	12/31/2012	12,500	$6.79	6/30/2015	12,632	$127,371
Geis		—			18,049	$165,834
Shalam	12/31/2012	25,000	$6.79	6/30/2015	33,504	$355,435

Note: The column entitled "Number of Securities Underlying Unexercised Options Unexercisable" has been omitted because there were no unvested options unable to be exercised at February 28, 2015.

Option Exercises and Stock Vested at 2015 Fiscal Year End

The Option Exercises and Stock Vested table has been omitted as there were no exercises of stock options or vesting of restricted stock awards for the Chairman of VOXX or named executives during the fiscal year ended February 28, 2015.

Nonqualified Deferred Compensation for Fiscal Year 2015

The table below provides information on the non-qualified deferred compensation of our Chairman and NEOs:

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions in	Earnings in	Withdrawals/	February 28,
Name	in Fiscal 2015(1)	Fiscal 2015(2)	Fiscal 2015(3)	Distributions	2015
Lavelle	$—	$250,000	$—	$250,000	$—
Stoehr	$—	$—	$—	$—	$—
Malone	$128,050	$—	$(1,385)	$—	$253,330
Jacobs	$—	$—	$—	$—	$—
Geis	$—	$—	$—	$—	$—
Shalam	$—	$—	$—	$—	$—

(1)
Represents contributions made by Chairman of VOXX and VOXX NEOs into the Company's deferred compensation plan. Such amounts are included in the salary or bonus column in the summary compensation table. Employees of Klipsch and Hirschmann did not participate in the Company's deferred compensation plan in Fiscal 2015.

(2)
Represents Company matching contributions to or funding of the Chairman's and each NEOs deferred compensation account. Such amounts are included in the All Other Compensation column in the Summary Compensation Table, except for the funding of Mr. Lavelle's deferred compensation account, which is included in the Salary column in the Summary Compensation Table.

(3)	Represents interest, dividends and changes in market value of the Chairman's, each NEOs and employer contributed funds.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market (the "Nasdaq"). These Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and Nasdaq. To the Company's knowledge, based solely upon a review of the copies of the forms it has received, we believe that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions for the fiscal year ended February 28, 2015.

OTHER MATTERS

At the time of preparation of this Proxy Statement, neither the Board of Directors nor management know of any matters to be presented for action at the meeting other than as set forth in Proposals 1 and 2 of the Notice of Annual meeting and this Proxy Statement. However, if any other matters come before the meeting, it is intended that the holders of the proxies will vote thereon according to their best judgment.

By order of the Board of Directors

CHRIS LIS JOHNSON
Corporate Secretary
VOXX International Corporation

Hauppauge, New York
June 10, 2015

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the Internet, (2) by telephone, or (3) by mail. Please see the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

VOTE BY INTERNET - www.proxyvote.com
VOXX INTERNATIONAL CORPORATION
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOXX INTERNATIONAL CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
THIS PROXY IS SOLICTED BY THE BOARD OF DIRECTORS		All	All	Except

Vote on Directors
1.	ELECTION OF DIRECTORS. To elect our board of eight directors	☐	☐	☐

Nominees:
Class A Shareholders vote:
01) Paul C. Kreuch, Jr.
02) Peter A. Lesser
03) Denise Gibson
04) John J. Shalam
05) Patrick M. Lavelle
06) Charles M. Stoehr
07) Ari M. Shalam
08) Fred S. Klipsch

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS:						For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending February 29, 2016;					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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VOXX INTERNATIONAL CORPORATION
180 Marcus Boulevard
Hauppauge, New York 11788

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 23, 2015

The undersigned appoints Patrick M. Lavelle and Charles M. Stoehr, each as proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of VOXX International Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held July 23, 2015, at the Company's Headquarters, 150 Marcus Boulevard, Second Floor, Hauppauge, NY 11788 at 10:00 a.m., or any adjournment or postponement thereof.

Continued and to be signed on the reverse side

VOTE BY INTERNET - www.proxyvote.com
VOXX INTERNATIONAL CORPORATION
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

180 MARCUS BOULEVARD
ATTN: CHRIS LIS JOHNSON	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
HAUPPAUGE, NY 11788
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VOTE BY PHONE - 1-800-690-6903

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

VOXX INTERNATIONAL CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
THIS PROXY IS SOLICTED BY THE BOARD OF DIRECTORS		All	All	Except

Vote on Directors
1.	ELECTION OF DIRECTORS. To elect our board of five directors	☐	☐	☐

Nominees:
Class B Shareholders vote:
01) John J. Shalam
02) Patrick M. Lavelle
03) Charles M. Stoehr
04) Ari M. Shalam
05) Fred S. Klipsch

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS:						For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending February 29, 2016;					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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VOXX INTERNATIONAL CORPORATION
180 Marcus Boulevard
Hauppauge, New York 11788

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 23, 2015

The undersigned appoints Patrick M. Lavelle and Charles M. Stoehr, each as proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of VOXX International Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held July 23, 2015, at the Company's Headquarters, 150 Marcus Boulevard, Second Floor, Hauppauge, NY 11788 at 10:00 a.m., or any adjournment or postponement thereof.

Continued and to be signed on the reverse side